EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Corey M. Horowitz, Chairman and CEO
Network-1 Technologies, Inc.

U.S. Patent Trial and Appeal Board Rules in Favor
of Network-1 in Pending Inter Partes Review of Cox Patents

New York, New York, June 21, 2016 - Network-1 Technologies, Inc. (NYSE MKT: NTIP) today announced that the Patent Trial and Appeal Board ("PTAB") of the United States Patent and Trademark Office ("USPTO") issued its Final Written Decisions in the four pending Inter Partes Review proceedings ("IPR") relating to challenges made by Google, Inc. ("Google") and YouTube, LLC ("YouTube")  to the patentability of four of Network-1's patents relating to content identification.

In the PTAB's Final Written Decisions, eighty-six (86) claims were found to be "not unpatentable" (i.e. valid), and in total, one hundred and nineteen (119) out of one hundred and twenty-nine (129) claims or ninety-two percent (92%) of the challenged claims of the patents have survived Google's patent challenges in the IPR's.

In 2014, Google and YouTube petitioned the USPTO to cancel as unpatentable one–hundred twenty-nine (129) claims of four U.S. patents which constitute part of Network-1's Cox Patent Portfolio.   In June 2015, the PTAB agreed to review ninety-six (96) of those claims. A hearing on the merits of the IPR proceeding was held in March 2016.  In its decisions, the PTAB ruled that Google had failed to show that any of the sixty-six (66) claims of U.S. Patents Nos. 8,010,988, 8,640,179, and 8,656,441 were unpatentable.  With respect to U.S. Patent No. 8,205,237, the PTAB ruled that twenty (20) claims were patentable and that ten (10) claims were not patentable.

 According to the USPTO's statistics, as of May 31, 2016, only 5% of the total IPR petitions filed at the USPTO resulted in no instituted claims being found not patentable in a Final Written Decision.  None of Network-1's asserted claims in its pending litigations against Google and YouTube in the United States District Court for the Southern District of New York were found invalid.

"We are extremely pleased with these PTAB decisions", said Corey M. Horowitz, Chairman and CEO of Network-1.   "We have worked very hard with Professor Cox to develop and protect the value of his inventions and we will continue to do so," he added.

In April 2014 and December 2014, Network-1 initiated litigation against Google and YouTube in the United States District Court for the Southern District of New York for infringement of several of its patents within the Cox Patent Portfolio acquired from Dr. Ingemar Cox which relate to the identification of media content on the Internet.  The lawsuits allege that Google and YouTube have infringed and continue to infringe certain of the Network-1's patents by making, using, selling and offering to sell unlicensed systems and related products and services, which include YouTube's Content ID system.  As a result of instituting for oral hearing the four petitions for Inter Partes Review the litigations are subject to a stay pending further action by the Court.

The Cox Patent Portfolio includes patents relating to enabling technology for identifying media content, such as music and videos, and taking further actions to be performed based on such identification including, among others, the insertion of advertising and the facilitation of the purchase of goods and services relating to the media content.   Since the acquisition of the portfolio, Network-1 has filed twelve (12) additional patent applications (seven (7) of which have been issued) bringing the total portfolio of granted patents to twelve (12).  Five (5) applications relating to the original specification are still pending and Network-1 anticipates further issuances of additional claims for this portfolio.

Dr. Cox is currently a Professor at the University of Copenhagen and a Professor at University College London where he is Head of its Media Futures Group.  Dr. Cox was formerly a member of the Technical Staff at AT&T Bell Labs and a Fellow at NEC Research Institute.  In connection with the acquisition of the Portfolio, Dr. Cox provides consulting services to Network-1 with respect to the acquired patents and the related pending and future patent applications and assists in Network-1's efforts to develop the portfolio.

ABOUT NETWORK-1 TECHNOLOGIES, INC.

Network-1 Technologies, Inc. is engaged in the development, licensing and protection of its intellectual property and proprietary technologies.  Network-1 works with inventors and patent owners to assist in the development and monetization of their patented technologies. Network-1 currently owns twenty-eight (28) patents covering various telecommunications and data networking technologies as well as technologies relating to document stream operating systems and the identification of media content. Network-1's current strategy includes continuing to pursue licensing opportunities for its Remote Power Patent and its efforts to monetize two patent portfolios (the Cox and Mirror Worlds patent portfolios) acquired by Network-1 in 2013.  Network-1's acquisition strategy is to focus on acquiring high quality patents which management believes have the potential to generate significant licensing opportunities as Network-1 has achieved with respect to its Remote Power Patent.  Network-1's Remote Power Patent has generated licensing revenue in excess of $87 million from May 2007 through March 31, 2016.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements address future events and conditions concerning Network-1's business plans. Such statements are subject to a number of risk factors and uncertainties as disclosed in the Network-1's Annual Report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission, including, among others, the continued validity of Network-1's Remote Power Patent, the ability of Network-1 to successfully execute its strategy to acquire high quality patents with significant licensing opportunities, Network-1's ability to achieve revenue and profits from the Mirror Worlds Patent Portfolio and the Cox Patent Portfolio as well as intellectual property it may acquire in the future, the ability of Network-1 to enter into additional license agreements, the ability of Network-1 to continue to receive material royalties from its existing license agreements for its Remote Power Patent, the uncertainty of patent litigation and proceedings at the United States Patent and Trademark Office, the difficulty in Network-1 verifying royalty amounts owed to it by its licensees, Network-1's ability to enter into strategic relationships with third parties to license or otherwise monetize their intellectual property, the risk in the future of Network-1 being classified as a Personal Holding Company, the continued viability of the PoE market, future economic conditions and technology changes and legislative, regulatory and competitive developments. Except as otherwise required to be disclosed in periodic reports, Network-1 expressly disclaims any future obligation or undertaking to update or revise any forward-looking statement contained herein.

Corey M. Horowitz, Chairman and CEO
Network-1 Technologies, Inc.
(212) 829-5770